EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Completes $7.0 Million Property Sale and Updates Operations

December 19, 2006 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has completed the sale of its wholly-owned subsidiary’s, Contango Operators, Inc. (“COI”), 25% working interest in the Grand Isle 72 (“Liberty”) for $7.0 million. The sold property had reserves of approximately 1.9 billion cubic feet equivalent, net to COI. The Company will incur an estimated $1.6 million loss as a result of this sale. The Company will use the proceeds to, among other things, continue to fund its Arkansas Fayetteville Shale play and to drill its Eugene Island 10 (“Dutch”) # 2 exploration well, which we anticipate spudding prior to year-end.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer, said, “Contango Exploration LLC (“COE”), our 76.0% owned subsidiary, has retained its 50% working interest in Grand Isle 72. If COE were to have sold its interest in Grand Isle 72 for the same pro rata price, Contango would have realized a pre-tax gain of approximately $6.5 million, for a net gain of approximately $4.9 million.”

The Company also announced that the Alta Ledbetter #1-33H, a Fayetteville Shale well that did not initially flow commercial quantities of gas post-frac, has now tested at 700 thousand cubic feet per day over a 24 hour test. Mr. Peak said, “We believe that near well bore damage may have limited our prior attempts to initiate commercial production. We will study the results of our recent well completions and will continue to try different drilling and fracing techniques as we seek to optimize production.”

The Company has now committed to 97 wells in the Arkansas Fayetteville Shale play. Of these, 20 wells are to be operated by our alliance partner, Alta Resources LLC, and the remaining 67 wells are to be operated by a third party operator (the “Integrated Wells”). Of these, 26 Integrated Wells are producing approximately 21 million cubic feet per day. These 26 Integrated Wells include three vertical wells and two nitrogen foam fraced horizontal wells. The remaining 21 horizontal producing wells are either slick water or cross linked gel fracs. Our average working interest and net revenue interest in these 26 Integrated Wells is approximately 5% and 4%, respectively.

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com